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NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION PROVIDED FOR
HEREIN HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR QUALIFIED OR REGISTERED UNDER STATE SECURITIES OR BLUE SKY LAWS. NEITHER THIS NOTE NOR SUCH SECURITIES MAY BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, APPLICABLE STATE SECURITIES OR BLUE SKY LAWS AND THE APPLICABLE RULES AND REGULATIONS THEREUNDER.


                                   PROMISSORY NOTE

$3,000,000                                                      October  3, 1997


    FOR VALUE RECEIVED AND INTENDING TO BE LEGALLY BOUND HEREBY, the undersigned, Apollon, Inc. ("Apollon"), promises to pay to the order of A.H. Investments Ltd. ("Investor") at 1403 Foulk Road, Suite 102, Wilmington, DE 19803 the sum of Three Million Dollars ($3,000,000), to be paid as follows: at any time on or after April 3, 1999, principal is payable on demand, together with accrued interest then outstanding. Interest from the date hereof shall accrue on the unpaid principal balance hereof at the prime commercial rate of interest of PNC Bank, N.A. plus 2% from time to time and shall be payable quarterly.

    CONVERTIBLE NOTE PURCHASE AGREEMENT - This Note is the Note referred to in the Securities Purchase Agreement, dated as of September 19, 1997, between Apollon and Investor (the "Securities Purchase Agreement"). The Securities Purchase Agreement, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, and for the amendment or waiver of certain provisions of the Securities Purchase Agreement.

    DEFAULT - Upon the occurrence of any one or more of the Events of Default specified in the Securities Purchase Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

    PREPAYMENTS - Unless otherwise agreed to in writing by Apollon, this Note may be prepaid in whole or in part, without penalty, provided that Investor shall have the right to convert this Note as set forth herein.

    CONVERSION - This Note shall be deemed automatically converted into shares of Apollon's Common Stock, par value $.01 per share (the "Common Stock"), upon the occurrence of a closing of an initial public offering for the account of Apollon of Common Stock or securities convertible into or exchangeable for shares of Common Stock in which the gross proceeds to Apollon exceed $10 million (an "IPO"). The number of shares of Common Stock that shall be issued upon conversion in the event of an IPO shall be the number obtained by dividing the outstanding principal amount of this Note, plus any interest which has accrued and remains unpaid at the time of conversion, by the per share purchase price paid by investors for the Common Stock in such IPO. On or after the date of the closing of such IPO, and in any event within ten days after receipt of notice, by mail, postage prepaid from Apollon of the occurrence thereof, Investor shall surrender this Note at the principal executive offices of Apollon, and shall thereupon be entitled to receive certificates evidencing the number of shares of Common Stock into which this Note shall have been converted. On the date of the closing of such IPO, Investor shall be deemed to be a holder of record of the shares of Common Stock issuable upon such conversion, notwithstanding that this Note shall

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not have been surrendered as provided above, that notice from Apollon shall not have been received by Investor, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to Investor. No fractional shares of Common Stock or scrip shall be issued to Investor upon conversion. Instead of any fractional shares that would otherwise be issuable to Investor, Apollon will pay to Investor a cash adjustment.

         In the event an IPO does not close prior to the date twelve months from the date of the Securities Purchase Agreement (the "Anniversary Date"), Investor shall thereafter have the right, exercisable at any time on or after such Anniversary Date during which the principal amount of this Note remains unpaid, to convert this Note into shares of Common Stock (any conversion of this Note into Common Stock upon the exercise of this right shall be referred to as an "Optional Conversion"). The number of shares of Common Stock that shall be issued upon an Optional Conversion shall be the number obtained by dividing the outstanding principal amount of this Note, plus any interest which has accrued and remains unpaid at the time of conversion, by the Conversion Price (as hereinafter defined). For purposes hereof, the "Conversion Price" shall mean the lesser of (i) $6.00 or (ii) the price per share paid by purchasers of Common Stock, any series of Apollon's preferred stock or any instrument convertible into Common Stock or preferred stock in the purchase of Common Stock, preferred stock or such convertible instruments in a mezzanine financing, if any, occurring after the date of this Note and most immediately preceding the conversion. The Conversion Price shall be subject to adjustment as set forth herein.

         In the event that Apollon elects to exercise its right to prepay this Note, Apollon shall provide Investor with written notice of its intention to prepay this Note. Such notice shall be given in accordance with the notice provisions of the Securities Purchase Agreement. For a period of 15 days following the date of such written notice, Investor shall have the right to convert this Note into shares of Common Stock (any conversion of this Note into Common Stock upon the exercise of this right shall be referred to as a "Prepayment Conversion"). Investor shall, by written notice, set a date for such conversion which shall be no later than the 15th day following such notice. The number of shares of Common Stock that shall be issued upon a Prepayment Conversion shall be the number obtained by dividing the outstanding principal amount of this Note, plus any interest which has accrued and remains unpaid at the time of conversion, by the Conversion
Price. The Conversion Price shall be subject to adjustment as set forth herein.

         In the event Apollon reclassifies the Common Stock or consolidates with or merges into another person or otherwise reorganizes its capital structure (other than a subdivision, combination or reclassification of the outstanding Common Stock for which adjustment is provided herein and other than a change in the par value of the Common Stock or an increase in the authorized capital stock of Apollon not involving the issuance of shares thereof) or conveys or transfers all or substantially all the assets of Apollon (each, a "Reorganization Event"), the unpaid principal amount of this Note, plus any interest which has accrued and remains unpaid at the time of the Reorganization Event, shall, at the option of the Investor (i) become immediately due and payable or (ii) be convertible into the aggregate amount and kind of shares of stock and other securities and property that were receivable upon such Reorganization Event by a holder of the number of shares of Common Stock that would have been received immediately prior to such Reorganization Event upon conversion of this Note under the Optional
Conversion right. In case of any Reorganization Event Apollon shall, as a condition precedent to the consummation of the transaction constituting, or announced as, such Reorganization Event, cause effective provisions to be made so that Investor shall have the right immediately thereafter, by converting this Note, to receive the aggregate amount and kind of shares of stock and other securities and property that were receivable upon such Reorganization Event by a holder of the number of shares of

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Common Stock that would have been received immediately prior to such
Reorganization Event upon conversion of this Note. Any such provision shall include provision for adjustments in respect of such shares of stock and other securities and property that shall be as nearly equivalent as may be practicable to the adjustments provided for herein. The foregoing provisions of this paragraph shall similarly apply to successive Reorganization Events.

    ADJUSTMENT AND ANTI-DILUTION - The Conversion Price shall be adjusted as described below in the event Apollon shall fix or have fixed a record date at any time after the date hereof and before the repayment of this Note for a Stock Distribution or a Distribution (all as defined below).

         (a) Stock Dividends, Subdivisions, Combinations, Reclassifications, etc.

              (i)  A "Stock Distribution" shall be deemed to have occurred upon
(A) the declaration of a dividend or distribution on the Common Stock payable in shares of capital stock (whether shares of Common Stock or of capital stock of any other class), (B) the subdivision of shares of the Common Stock into a greater number of shares, (C) the combination of the Common Stock into a smaller number of shares or (D) the issuance of any shares of its capital stock by reclassification of the Common Stock in connection with a consolidation or merger with a subsidiary of Apollon in which Apollon is the continuing corporation and in which Apollon issues securities representing, immediately prior to such issuance, more than 40% of the combined voting power of Apollon's then outstanding voting securities having power to vote in the election of directors.

              (ii) Upon the occurrence of a Stock Distribution, Investor shall be entitled to receive the aggregate number and kind of shares which, if the Note had been converted immediately prior to such record date, it would have been entitled to receive by virtue of such dividend, distribution, subdivision, combination or reclassification, and the Conversion Price shall be appropriately adjusted. Such adjustment shall be made successively whenever any event listed in subparagraph (i) shall occur.

         (b) Distribution of Subscription Rights, Warrants, Evidences of Indebtedness or Assets.

              (i) Apollon shall be deemed to have made a "Distribution" upon the making of a distribution to all holders of Common Stock (or other securities deliverable hereunder) (including any such distribution to be made in connection with a consolidation or merger in which Apollon is to be the continuing corporation) of (A) any shares of capital stock of Apollon (other than Common Stock), (B) subscription rights or warrants or (C) evidences of its indebtedness or assets (excluding (x) dividends paid in or distributions of Apollon's capital stock for which the number of shares of Common Stock (the "Conversion Shares") receivable hereunder shall have been adjusted pursuant to paragraph (A) and (y) cash dividends or distributions payable out of earnings or surplus not in excess of 10% of the Conversion Price before the date of declaration multiplied by the number of outstanding shares of Common Stock) (any of the foregoing being hereinafter in this paragraph (b) called the "Securities").

              (ii) Upon the making of any such Distribution (unless Apollon elects to reserve shares or other units of such Securities for distribution to each Investor upon conversion of this Note so that, in addition to the shares of the Common Stock to which Investor is entitled, Investor will receive upon such conversion the amount and kind of such Securities which Investor would have received if Investor had, immediately prior to the record date for the distribution of the Securities, converted this Note), the number of Conversion Shares receivable hereunder after such record date shall be determined by multiplying the number of Conversion Shares receivable hereunder immediately prior to such record date by a fraction, the denominator of which shall be the Conversion Price on the day immediately prior to the date on which the right to receive such Securities accrues, less the fair market value (as determined in the reasonable judgment of the Board of Directors of Apollon and described in a statement mailed by certified mail to Investor) of the portion of the assets or evidences of Indebtedness so to be distributed to a holder of one share of the Common Stock or of such subscription rights or warrants applicable to one share of the Common Stock, and the numerator of which shall be the Conversion Price on such date; and the Conversion Price shall be appropriately adjusted so that the new Conversion Price multiplied by the new number of Conversion Shares shall equal the Conversion Price multiplied by the Conversion Shares immediately preceding such adjustment.

              (iii) Such adjustment shall become effective immediately after such record date and shall be made successively whenever such a record date is fixed. If such distribution is not so made, the number of Conversion Shares receivable hereunder shall be readjusted to be the number that was in effect immediately prior to such record date.

              (iv) In the event that Investor converts this Note after an adjustment is made under this paragraph (b) and prior to a readjustment under this paragraph (b), the number of Conversion Shares that have been delivered or the number of Conversion Shares to be delivered shall not be subject to any readjustment. In any case in which this paragraph (b) shall require that an adjustment in the number of Conversion Shares receivable hereunder or the Conversion Price be made effective as of a record date for a specified event, Apollon may elect to defer until the occurrence of such event issuing to the number of Conversion Shares, if any, issuable upon such exercise over and above the number of Conversion Shares, if any, issuable upon such exercise on the basis of the Conversion Price in effect prior to such adjustment; provided, however, that Apollon shall deliver to Investor a due bill or other appropriate instrument evidencing such Investor's right to receive such additional Conversion Shares upon the occurrence of the event requiring such adjustments.

    MISCELLANEOUS - Apollon hereby waives protest, notice of protest, presentment, dishonor, notice of dishonor and demand. Apollon agrees to reimburse Investor for all costs, including reasonable counsel fees, not to exceed fifteen percent (15%) of all amounts due hereunder, incurred by Investor in connection with the enforcement hereof. Interest shall be calculated hereunder for the actual number of days that the principal is outstanding, based on a year of three hundred sixty (360) days. The rights and privileges of Investor under this Note shall inure to the benefit of its successors and assigns. All representations, warranties and agreements of Apollon made in connection with this Note shall bind Apollon's successors and assigns. If any provision of this Note shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Note shall be construed as if such invalid or unenforceable provision had never been contained herein. This Note has been delivered in, and shall be governed by the internal laws of the Commonwealth of Pennsylvania. The waiver of any default hereunder shall not be a waiver of any subsequent default.


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    IN WITNESS WHEREOF, Apollon has duly executed this Note the day and year first above written and has hereunto set hand and seal.

                                  APOLLON, INC.

Attest: /s/ James G. Murphy         By:  /s/ Vincent R. Zurawski, Jr.
        ----------------------           ----------------------------
        Name: James G. Murphy            Name: Vincent R. Zurawski, Jr.
        Title:  Vice President,          Title: President and CEO


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